EXHIBIT 23

Consent of Independent Accountants

We consent to the incorporation by reference of our report dated January 22, 1997 (February 19, 1997 as to Note 2) on our audits of the consolidated financial statements of American Filtrona Corporation and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K, in the registration statements on Form S-8, pertaining to the American Filtrona Corporation 1988 Stock Option Plan and the 1995 Stock Incentive Plan.




                                              /s/ COOPERS & LYBRAND L.L.P.


Richmond, Virginia
March 27, 1997